Exhibit 99.2
MERCK & CO., INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On October 1, 2014, Merck & Co., Inc. (“Merck” or the “Company”) completed the previously announced sale of Merck’s Consumer Care (“MCC”) business to Bayer AG (“Bayer”). Bayer acquired Merck’s existing over-the-counter business, including the global trademark and prescription rights for Claritin and Afrin.

The following unaudited pro forma consolidated financial statements give effect to the divestiture as if it had been completed on January 1, 2013 for income statement purposes, and as if it had been completed on June 30, 2014 for balance sheet purposes, subject to the assumptions and adjustments as described in the accompanying notes. The unaudited pro forma consolidated financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and should not be considered indicative of the financial position or results of operations that would have occurred if the divestiture had been consummated on the dates indicated, nor are they indicative of the future financial position or results of operations of the Company.

In accordance with SEC regulations, the unaudited pro forma consolidated financial statements reflect adjustments to the extent they are directly attributable to the divestiture, factually supportable and, for income statement purposes, are expected to have a continuing impact on Merck’s operating results.

The unaudited pro forma consolidated financial statements are based upon and should be read in conjunction with the historical consolidated financial statements of Merck included in its Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the three and six months ended June 30, 2014.

MERCK & CO., INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
JUNE 30, 2014
($ in millions except per share amounts)

	As Reported	Pro Forma Adjustments		As Adjusted
Assets
Current Assets
Cash and cash equivalents	$9,743	$14,140	(a)	$23,883
Short-term investments	3,652	—		3,652
Accounts receivable	7,022	—		7,022
Inventories	6,136	—		6,136
Deferred income taxes and other current assets	3,659	—		3,659
Assets held for sale	3,375	(3,292)	(b)	83
Total current assets	33,587	10,848		44,435
Investments	12,618	—		12,618
Property, Plant and Equipment, at cost, net	13,893	—		13,893
Goodwill	11,789	—		11,789
Other Intangibles, Net	18,830	—		18,830
Other Assets	7,143	—		7,143
	$97,860	$10,848		$108,708
Liabilities and Equity
Current Liabilities
Loans payable and current portion of long-term debt	$4,477	$—		$4,477
Trade accounts payable	2,326	—		2,326
Accrued and other current liabilities	8,829	—		8,829
Income taxes payable	192	4,778	(c)	4,970
Dividends payable	1,303	—		1,303
Liabilities held for sale	801	(801)	(b)	—
Total current liabilities	17,928	3,977		21,905
Long-Term Debt	18,590	—		18,590
Deferred Income Taxes	4,651	—		4,651
Other Noncurrent Liabilities	8,175	—		8,175
Merck & Co., Inc. Stockholders’ Equity
Common stock	1,788	—		1,788
Other paid-in capital	40,199	—		40,199
Retained earnings	40,366	6,909	(d)	47,275
Accumulated other comprehensive loss	(2,444)	(38)	(d)	(2,482)
	79,909	6,871		86,780
Less treasury stock, at cost	31,551	—		31,551
Total Merck & Co., Inc. stockholders’ equity	48,358	6,871		55,229
Noncontrolling Interests	158	—		158
Total equity	48,516	6,871		55,387
	$97,860	$10,848		$108,708
The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

MERCK & CO., INC.
UNAUDITED PRO FORMA INTERIM CONSOLIDATED STATEMENT OF INCOME
SIX MONTHS ENDED JUNE 30, 2014
($ in millions except per share amounts)

	As Reported	Pro Forma Adjustments		As Adjusted
Sales	$21,198	$(1,233)	(e)	$19,965
Costs, Expenses and Other
Materials and production	8,796	(452)	(e)	8,344
Marketing and administrative	5,707	(403)	(e)	5,304
Research and development	3,238	(34)	(e)	3,204
Restructuring costs	288	—		288
Equity income from affiliates	(217)	—		(217)
Other (income) expense, net	(596)	—		(596)
	17,216	(889)		16,327
Income Before Taxes	3,982	(344)		3,638
Taxes on Income	218	(131)	(f)	87
Net Income	3,764	(213)		3,551
Less: Net Income Attributable to Noncontrolling Interests	55	—		55
Net Income Attributable to Merck & Co., Inc.	$3,709	$(213)		$3,496
Basic Earnings per Common Share Attributable to Merck & Co., Inc. Common Shareholders	$1.27	$(0.07)		$1.20
Earnings per Common Share Assuming Dilution Attributable to Merck & Co., Inc. Common Shareholders	$1.25	$(0.07)		$1.18

Weighted average common shares used to calculate earnings per share:
Basic	2,925			2,925
Diluted	2,957			2,957

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

MERCK & CO., INC.
UNAUDITED PRO FORMA INTERIM CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2013
($ in millions except per share amounts)

	As Reported	Pro Forma Adjustments		As Adjusted
Sales	$44,033	$(2,199)	(e)	$41,834
Costs, Expenses and Other
Materials and production	16,954	(775)	(e)	16,179
Marketing and administrative	11,911	(718)	(e)	11,193
Research and development	7,503	(65)	(e)	7,438
Restructuring costs	1,709	(5)	(e)	1,704
Equity income from affiliates	(404)	—		(404)
Other (income) expense, net	815	—		815
	38,488	(1,563)		36,925
Income Before Taxes	5,545	(636)		4,909
Taxes on Income	1,028	(242)	(f)	786
Net Income	4,517	(394)		4,123
Less: Net Income Attributable to Noncontrolling Interests	113	—		113
Net Income Attributable to Merck & Co., Inc.	$4,404	$(394)		$4,010
Basic Earnings per Common Share Attributable to Merck & Co., Inc. Common Shareholders	$1.49	$(0.13)		$1.36
Earnings per Common Share Assuming Dilution Attributable to Merck & Co., Inc. Common Shareholders	$1.47	$(0.13)		$1.34

Weighted average common shares used to calculate earnings per share:
Basic	2,963			2,963
Diluted	2,996			2,996

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

MERCK & CO., INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) Represents cash proceeds of $14.2 billion expected to be received in the divestiture less estimated transaction costs of $60 million.
(b) Adjustment to reflect the decrease in assets and liabilities held for sale.
(c) Represents estimated taxes payable on the gain on disposition at the blended statutory rate of 38%.
(d) The estimated net gain recognized upon disposition was calculated as follows:

($ in millions)
Cash proceeds		$14,200
Less:	Carrying value of MCC business (excluding deferred tax liabilities of $543)	(3,034)
	Estimated costs incurred directly attributable to the divestiture	(60)
Plus:	Realization of cumulative translation adjustment	38
Estimated gain before taxes		11,144
Estimated taxes on gain (at blended statutory rate of 38%)		4,235
Estimated gain net of taxes		$6,909

(e) Adjustment to eliminate the historical sales and direct expenses of MCC, including branded prescription sales of Claritin and Afrin and related cost of sales, from the Company’s consolidated statement of income.
(f) Represents estimated taxes at the blended statutory rate of 38%.